Exhibit 99.1


                  American Spectrum Realty Announces
         Purchase of Two Retail Properties in Houston, Texas


    HOUSTON--(BUSINESS WIRE)--April 24, 2007--American Spectrum Realty, Inc. (AMEX:AQQ), a real estate investment and management company, headquartered in Houston, Texas, announced today the purchase of 8 Centre and Windrose Center, retail properties located in Houston, Texas, on April 23, 2007. Acquisition costs for the two properties were funded with mortgage debt and cash. American Spectrum considers these properties to be value-added real estate in one of its core markets.

    8 Centre, located in Northwest Houston just west of Beltway 8 (Sam Houston Parkway), consists of approximately 48,000 square feet and is currently 92% leased. The project includes 11 acres of undeveloped land which American Spectrum anticipates developing into 75,000 to 100,000 square feet of Industrial real estate. Major tenants at 8 Centre currently include Racing Solutions, Jump and Larry Gibson Golf Clubs.

    Windrose is located in the rapidly growing area of Kuykendahl and FM 2920 in North Houston across the street from a planned Loews Home Improvement Center. The project is currently under construction and is 75% pre-leased. The project will contain approximately 28,000 square feet of retail space upon completion, which is anticipated within the next 90 days.

    William J. Carden, President and CEO, stated, "We are pleased to add these two retail properties to our portfolio. These acquisitions increase our Texas portfolio to over 1,550,000 square feet. We plan on acquiring more real estate this year in Houston, Texas. Houston, and Texas in general, is considered one of our core markets."

    Mr. Carden added, "Management and leasing of the building will be handled by personnel in our corporate headquarters located in Houston. Any leasing inquiries should be directed to Ric Holland, Vice
President of Investments, at 713-706-6200."

    American Spectrum Realty, Inc. is a real estate investment and management company that owns 29 office, industrial, and retail properties aggregating approximately 2.2 million square feet in California, Texas, Arizona, South Carolina and the Midwest. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty's business plan focuses on expansion of office and industrial property investments in California, Texas and Arizona.


    CONTACT: American Spectrum Realty, Inc., Houston
             Chairman, President and CEO
             William J. Carden, 713-706-6200